Exhibit 10.1

EXECUTION COPY

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of November, 2013 (the “Trade Date”), by and between Corvex Management LP, a Delaware limited partnership (the “Seller”) and The ADT Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on December 17, 2012, the Seller, Keith A. Meister (together with the Seller, the “Corvex Group”), the Company and Soros Fund Management LLC (“SFM”) entered into an Agreement (the “Existing Agreement”) pursuant to which, among other things, the Corvex Group and SFM agreed to certain limitations on their and their respective affiliates’ ability to acquire and dispose of shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”).

WHEREAS, the Seller desires to sell to the Company, and the Company desires to purchase from the Seller, in the aggregate, 10,240,000 shares of Common Stock that were acquired by the Seller on or after October 1, 2012, (but may include when-issued shares of Common Stock physically acquired on October 1, 2013, but subject to an agreement to purchase such shares made prior to such date) and which do not include any shares received by the Seller as a result of the distribution of shares of Common Stock to public shareholders of Tyco International Ltd. (the “Shares”), at a price per share equal to $44.01, on the terms set forth in this Agreement (the “Repurchase Transaction”).

WHEREAS, the Company and the Corvex Group are entering into an amendment to the Existing Agreement (the “Amendment”) concurrently with execution and delivery of this Agreement, which Amendment will be effective as of the Closing.

WHEREAS, the Company is party to a tax sharing agreement, dated as of September 28, 2012 (the “Tax Sharing Agreement”), by and among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Tyco”), Tyco International Finance S.A., a corporation organized under the laws of Luxembourg, the Company, and Pentair Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Pentair”).

WHEREAS, after due consideration, the Board of Directors of the Company has approved the Amendment, the Repurchase Transaction and the related transactions that may be required in connection with the Repurchase Transaction.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

Section 1.1 Purchase. At the Closing (as defined below), the Seller shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, acquire and accept from the Seller the Shares for an aggregate purchase price equal to $450,662,400.00 (the “Purchase Price”).

Section 1.2 Closing and Settlement. The closing and settlement of the Repurchase Transaction (the “Closing”) will take place on November 29, 2013, at 9:00am Eastern Standard Time or, if later, on the first business day following the date upon which the Company receives an acknowledgement by each of Tyco and Pentair that an Unqualified Tax Opinion (as defined in the Tax Sharing Agreement) addressing the Repurchase Transaction delivered pursuant to Section 5.4 of the Tax Sharing Agreement is in form and substance reasonably satisfactory to Tyco and Pentair (the “Tax Consents” and the date of the Closing, the “Settlement Date”); provided that, if the Closing shall not have occurred on or before December 13, 2013, as a result, in whole or in part, of the failure of the Company to have received the Tax Consents as of such date, the Purchase Price shall thereafter be increased by an amount equal to the amount of interest that would have accrued thereon under the Company’s Five Year Senior Unsecured Revolving Credit Agreement, dated as of June 22, 2012, through the Settlement Date if the Purchase Price had been borrowed by the Company thereunder on December 13, 2013. At the Closing, (a) the Seller shall deliver or cause to be delivered to the Company all of the Seller’s right, title and interest in and to the Shares by delivering (i) duly completed transfer forms and such other transfer documents or instruments as may be reasonably required by the Company’s transfer agent to evidence and effect the transfer and delivery of the Shares to the Company, and (ii) such other documents related thereto as may be reasonably requested by the Company and (b) the Company shall pay to the Seller the Purchase Price (as adjusted by the proviso to the preceding sentence) by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Seller to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Company, each of which is true and correct on the Trade Date and the Settlement Date and shall survive the Settlement Date.

Section 2.1 Existence and Power.

(a) The Seller has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Regulation 13D under the Securities Exchange Act of 1934) filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Seller; and (ii) except as would not have an adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Seller is a party or with the Seller’s organizational documents, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Seller or cause the acceleration or termination of any obligation or right of the Seller.

(c) Assuming the Existing Agreement is and will be valid, binding and enforceable against the Company and SFM as of the date hereof and as of the Settlement Date (as amended by the Amendment on such date), the Existing Agreement is and will be valid, binding and enforceable against the Seller as of the date and as of the Settlement Date (as amended by the Amendment on such date).

Section 2.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 2.3 Title to Shares. The Seller (or funds or accounts managed by it) has good and valid title to the Shares, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim (other than general pledge agreements that may be applicable in connection with prime brokerage or similar arrangements entered into by the Seller and other than the Existing Agreement and the Amendment, none of which shall restrict the Shares in accordance with the Agreement), and, except as noted above, has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Shares or its ownership rights in the Shares, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Shares. All of the Shares were acquired by the Seller on or after October 1, 2012, (but may include when-issued shares of Common Stock physically acquired on October 1, 2013, but subject to an agreement to purchase such shares made prior to such date) and do not include any shares of Common Stock received by the Seller (on behalf of funds or accounts managed by it) as a result of the distribution of shares of Common Stock to public shareholders of Tyco International Ltd. None of the Shares were acquired by the Seller for the purpose of the Seller of allowing any seller of those shares to dispose of shares of Common Stock while retaining shares in Tyco International, Ltd.

Section 2.4 Sophistication of Seller. The Seller acknowledges and agrees that, except as set forth in this Agreement, the Company is not making any express or implied warranties in connection with the Repurchase Transaction. The Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Repurchase Transaction and of making an informed investment decision. The Seller and/or the Seller’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Shares and the Company and all such questions have been answered to the Seller’s full satisfaction. The Seller is not relying on the Company with respect to the tax and other economic considerations of the Repurchase Transaction, and Seller has relied on the advice of, or has consulted with, the Seller’s own advisors.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Company hereby makes the following representations and warranties to the Seller, each of which is true and correct on the Trade Date and the Settlement Date and shall survive the Settlement Date.

Section 3.1 Existence and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform the Company’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company; and (ii) except as would not have an adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement, does not and will not constitute or result in a breach, violation or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which Company is a party, with the Company’s articles of incorporation or code of regulations, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or cause the acceleration or termination of any obligation or right of the Company.

Section 3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Tax Consents; Seller Cooperation. The Company will use reasonable best efforts to cause the Tax Consents to be delivered to the Company as soon as reasonably practicable following the date hereof. Seller will reasonably cooperate with the Company’s reasonable requests for documentation and information to confirm that the Shares were acquired by the Seller on or after October 1, 2012, and do not include any shares of Common Stock received by the Seller (on behalf of funds or accounts managed by it) as a result of the distribution of shares of Common Stock to public shareholders of Tyco International Ltd.

Section 4.2 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to the address and to the attention of the person set forth in this Agreement. Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

If delivered to the Company, to:

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

Attention: General Counsel

Facsimile: (561) 988-3719

If delivered to the Seller, to:

Corvex Management LP

712 Fifth Avenue, 23rd Floor

New York, New York 10019

Attention: Keith A. Meister

Facsimile: (212) 474-6715

Section 4.3 Entire Agreement. This Agreement, the Amendment and the other documents and agreements executed in connection with the Repurchase Transaction embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.4 Assignment; Binding Agreement. Neither the Seller, on the one hand, nor the Company, on the other hand, may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, respectively, of the Company, on the one hand, or the Seller, on the other hand. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 4.5 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.6 Remedies; Governing Law; Submission to Jurisdiction. Each party hereto hereby acknowledges and agrees that irreparable harm may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York solely with respect to any dispute between or among the parties hereto that arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action against the other parties relating to this Agreement or the transactions contemplated by this Agreement in any court other than the U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York, and each of the parties irrevocably waives the right to trial by jury, (iv) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (v) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. Nothing in this Section 4.6 shall prevent any party hereto from enforcing its rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, directors, officers, or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including, without limitation, any federal, state or other governmental proceeding of any kind, against any of them. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

Section 4.7 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such person shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.8 Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 4.9 No Broker. Except as previously disclosed to each other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 4.10 Further Assurances. Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 4.11 Costs and Expenses. Each party hereto shall each pay their own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 4.12 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 4.13 Termination. This Agreement may be terminated and the Repurchase Transaction abandoned at any time prior to the Settlement Date (i) by mutual written consent of each party or (ii) by the Seller at any time after December 31, 2013, if the Settlement Date shall not have occurred on or prior to December 31, 2013, as a result, in whole or in part, of the Company failing to receive the Tax Consents prior to such date. If the Seller terminates this Agreement pursuant to clause (ii) of Section 4.13, the Seller shall be entitled to liquidated damages in respect of such termination in an amount per Share equal to the excess, if any, of (x) $44.01 plus the amount of interest that would have been payable with respect to each Share for which liquidated damages would be paid under Section 1.2 (measured with respect to each such Share from December 13, 2013, through the date such Share is sold by Seller in a bona fide sale to an unaffiliated third party) over (y) the price at which each such Share was actually sold by the Seller from time to time following the termination hereof, which amount(s) shall be payable by the Company by wire transfer of immediately available funds to the account specified by the Seller within five (5) business days following receipt by the Company of evidence of the price(s) at which any such Shares were subsequently acquired from the Seller in a bona fide sale to an unaffiliated third party.

(Signatures appear on the following pages.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE COMPANY:

THE ADT CORPORATION

By:	/s/ Naren K. Gursahaney
Name:	Naren K. Gursahaney
Title:	President & CEO

[Signature Page to Share Repurchase Agreement]

THE SELLER:

CORVEX MANAGEMENT LP

By:	/s/ Keith A. Meister
Name:
Title:

[Signature Page to Share Repurchase Agreement]